Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Lynne Baker

847-851-7006

Investors:

Karen King

847-585-3899

www.careered.com

Career Education Corporation Announces Renewal of Unconditional Licensure for Brooks Institute of
Photography

HOFFMAN ESTATES, Ill., April 23, 2007 — Career Education Corporation (NASDAQ: CECO), announced that its Brooks Institute of Photography, a leader in visual arts education, has received a full five-year license renewal from the Bureau for Private Postsecondary and Vocational Education (BPPVE).  The licensing decision also follows a full re-accreditation that Brooks Institute received in August from the Accrediting Council for Independent Colleges and Schools.

These recent events vindicate the school’s decision to appeal BPPVE’s July, 2005 decision to issue a Notice of Conditional Approval to Operate (the “Notice”).  The Notice was heavily publicized and included several findings that Brooks Institute believed were inaccurate and unfair.  Moreover, BPPVE’s review was conducted by agency employees rather than a group of experienced educators as required by the legislation governing Brooks Institute.  The school was convinced that properly experienced educators more familiar with the photography and other visual arts programs offered by Brooks Institute would reach different conclusions from the agency’s employees, and therefore challenged BPPVE’s Notice in an administrative law proceeding.

In March of 2006, an administrative law judge ruled that BPPVE’s Notice to Brooks Institute was invalid because the BPPVE failed to follow the California Education Code and its own regulations.  In May, 2006, the Chief Deputy Director of the Department of Consumer Affairs issued a 26-page decision reaching the same conclusion as the administrative law judge, and vacated the Notice of Conditional Approval.  The Department directed BPPVE to conduct a thorough review of Brooks Institute’s license renewal application by using properly trained education experts to conduct a qualitative review and assessment of the school.

In January, 2007, BPPVE sent a visiting team to Brooks Institute to conduct a full qualitative review of the school.  The visiting team included BPPVE staff, as well as program specialists from respected institutions of higher education in California who could professionally review the school’s four major programs — professional photography, visual communication, film and video production, and visual journalism.

“We’re very pleased with the Bureau’s action,” said Greg J. Strick, Ph.D., president of Brooks Institute. “We look forward to putting this chapter behind us and continuing to enhance the renowned education that we provide our students.”

Brooks Institute, which was founded in 1945, has facilities in Santa Barbara and Ventura, California.

About Brooks Institute

Brooks Institute of Photography celebrates more than 60 years of educating students in the visual and media arts.  With campuses in Santa Barbara and Ventura, California, the school offers Bachelor of Arts degrees in fields including Professional Photography, Visual Journalism, Film and Video Production and Visual Communication, and a Master of Science degree in Photography.  Brooks’ graduates are visible nationally and internationally, working for distinguished organizations including National Geographic, Smithsonian, Los Angeles Times and other national media outlets, including Hallmark Publishing, Cousteau Society, HBO, Kodak and other industry leaders in the visual media arts fields.  For more information about Brooks Institute and the school’s programs, visit www.brooks.edu, or call 805-966-3888.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The 75-plus campuses that serve these students are located throughout the U.S., and in Canada, France, Italy and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education-their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see http://www.careered.com . The company’s website also has a detailed listing of individual campus locations and web links for its 75-plus colleges, schools and universities.